Exhibit 99.1

Bion Files for International Patent on Process to Remediate Livestock Waste/ Produce Organic Fertilizer
January 29, 2019. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology, announced it has filed an application under the Patent Cooperation Treaty (PCT) for international recognition of its process to produce a quick-release organic nitrogen fertilizer from livestock waste. The PCT application allows Bion to file patent applications and seek protection in most major market countries throughout the world.
The U.S. Patent Office issued Patent No. 10,106,447 B2 on October 23, 2018, the first patent issued on Bion's third-generation technology. It describes a process to recover stable concentrated ammonium bicarbonate from the volatile ammonia in the livestock waste stream, using gas separation, condensation, filtration and crystallization under controlled operating temperatures, and without the addition of chemicals. Ammonium bicarbonate had a long history of use as a quick-release nitrogen fertilizer, until the advent of modern synthetic fertilizers.
Bion's 3G platform was designed to recover ammonium bicarbonate in a process that will qualify the product under the USDA's National Organic Program. Bion anticipates making an initial application in the first quarter of 2019 to the Organic Materials Review Institute (OMRI) for certification for use in U.S. organic food production. Certification by OMRI will substantially increase the value of Bion's ammonium bicarbonate compared to synthetic fertilizers.
Bion expects the product to have broad applications in the organic markets: production of row crops; horticulture, greenhouse and hydroponic production; and potentially retail bagged products. According to a 2017 Markets and Markets report, "the [global] organic fertilizers market is estimated to be valued at USD 6.30 billion in 2017 and is projected to reach USD 11.15 billion by 2022, at a CAGR of 12.08% during the forecast period."
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Bion provides comprehensive treatment and resource recovery for animal waste from large-scale livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream, while improving resource and operational efficiencies through the production of valuable coproducts. For more information, see Bion's website, www.biontech.com.
This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'anticipates', 'expect', 'will', and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.
Contact Information:
Craig Scott
Director of Communications
303-843-6191 direct